KeyCorp Shareholder Services, Inc.
          4900 Tiedeman Road
          Cleveland, Ohio  44144
          (216) 813-4555

                                  MEMORANDUM
                      1993 EMPLOYEE STOCK PURCHASE PLAN

          Date:     December 15, 1995

          To:  All Participants in the Revco D.S., Inc. 1993
               Employee Stock Purchase Plan, as amended (the
               "Plan") for whom Shares of Stock of Revco D.S., Inc. (the "Company") have been purchased

          Re:  Tender Offer Information and Direction Form

               KeyCorp Shareholder Services, Inc. serves as tabulating agent (the "Tabulator") of the above referenced Plan in which you are a Participant. Pursuant to the merger agreement in which Rite Aid Corporation would acquire the Company, the current Plan Year was shortened to terminate on December 4, 1995. As a result, shares of the Company's common stock were purchased on behalf of each Participant (the "Plan Shares") based on each Participant's contributions to the Plan since June 1, 1995. We are writing this letter to all Plan Participants for whom Plan Shares have been purchased in connection with the recently announced tender offer for shares of the Company's common stock by Ocean Acquisition Corporation, a wholly-owned subsidiary of Rite Aid Corporation (the "Offer").

               Enclosed for your review is the information that is being sent to all the Company's stockholders concerning the Offer. These materials contain important information which should be read carefully before any decision is made with respect to the Offer and include a sample letter of transmittal (on blue paper) for reference only. Please do not complete or return any part of the letter of transmittal.

               Also enclosed is a direction form, printed on yellow paper, by which you may indicate how you wish to direct the Tabulator to respond to the Offer with respect to your Plan Shares. Your direction form should be returned in the enclosed envelope or sent via Fax to (216) 813-4559. In order for your Plan Shares to be tendered in the Offer, we must receive your direction form by no later than 5:00 p.m., Cleveland time, on Friday, December 29, 1995. In the event the Offer is extended, the time to tender such shares will also be extended. All directions received from Participants will be kept strictly confidential.

               You will not be receiving share certificates with respect to your Plan Shares at this time. Unless you request the delivery of such share certificates to you sooner, distribution of such share certificates is expected to be made shortly after the expiration of the Offer.

               If you currently own shares of the Company's stock outside the Plan, you should have received separate materials containing instructions on how to respond to the Offer as to those shares. The enclosed direction form may only be used to direct the tender of your Plan Shares.

                                             Sincerely,

                                             KeyCorp Shareholder Services, Inc.
                                             Tabulating Agent for
                                             The 1993 Employee
                                             Stock Purchase Plan


                                DIRECTION FORM

          TO:
          KEYCORP SHAREHOLDER SERVICES, INC.
          P.O. BOX 6477
          CLEVELAND, OH  44101-1477
          (216) 813-4555

          I hereby direct that you take the following action with respect to the shares of Revco D.S., Inc. stock purchased on my behalf pursuant to the Revco D.S., Inc. 1993 Employee Stock Purchase Plan, as amended (the "Plan") in connection with the tender offer by Ocean Acquisition Corporation, a wholly-owned subsidiary of Rite Aid
          Corporation:

                         Tender all of such shares.

                         Tender _______________
                         (insert number) of such
                         shares only, and do not
                         tender the remaining
                         shares.

                         Do not tender any such
                         shares.

          I hereby acknowledge that I am a Participant in the Plan and that I have received a copy of the Offer to Purchase and related tender offer materials dated December 4, 1995.


                 Date                                Signed

          Your direction form should be returned in the enclosed envelope or via Fax to (216) 813-4559. It must be received no later than 5:00 p.m. Cleveland, Ohio time on Friday, December 29, 1995.